THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of the 19th day of October, 2026.
BETWEEN:
IVANHOE ELECTRIC INC., a Delaware corporation, having an office at 450 E. Rio Salado Parkway, Suite 130, Tempe, AZ 85281 (the "Company”)
AND:
Glen Kuntz, an individual residing at 4300 Loch Lomond Road, Thunder Bay, Ontario, Canada, P7J 1N9
(the "Employee")
WHEREAS:
(A)Ivanhoe Electric Inc. is a technology-led mineral exploration company with corporate offices located in Casa Grande, Arizona and Tempe, Arizona, United States and Vancouver, British Columbia, Canada, and through subsidiaries and investment, the Company funds and manages exploration programs in several jurisdictions globally but with a focus on the United States;
(B)the Employee is currently employed pursuant to a Second Amended and Restated Executive Employment Agreement dated February 25, 2025 (“Prior Agreement”);
(C)upon execution hereof, this Agreement shall replace and supersede the Prior Agreement in its entirety; and
(D)the Parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Employee during the period hereinafter set forth.
NOW THEREFORE THIS AGREEMENT WITNESSES that the Company and the Employee (collectively the "Parties"), as Parties hereto, in consideration of the respective covenants and agreements on the part of each of them, herein contained, and each intending to be legally bound hereby, do hereby covenant and agree as follows:

Section 1Employment
1.1The Company hereby engages the Employee, and the Employee acknowledges and agrees, to perform the function of Chief Technical Officer of the Company (the "Position"), based in Thunder Bay, Ontario, Canada, with a regular travel schedule to be reasonably agreed among the Company and the Employee, and reporting to the President and Chief Executive Officer of the Company (the "CEO"). In this Position, the Employee is engaged to provide overall technical engineering support to the Company’s mine development, mine operations and exploration activities.
1.2In fulfilment of the Position, the Employee will carry out such duties and responsibilities as are customarily performed by persons in such role within the industry and such other duties as the Company or the CEO may reasonably assign from time to time, having regard to the Employee’s background, skills and qualifications. The Company reserves the right to reasonably amend the Employee's duties, responsibilities, reporting relationships and powers from time to time in its sole discretion, again having regard to the Employee’s background, skills and qualifications.
1.3The Employee will be expected to travel outside of the work location where currently based, to the Company's offices, project sites and other locations as required.
Section 2Term
This Agreement will be effective from October 19th, 2026, and will remain in full force and effect until terminated as hereinafter provided.
Subject to the approval and/or ratification of the Company’s Board of Directors (the "Board") in accordance with Company policies regarding delegation of authorities and the CEO, the Employee will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other companies comparable in size to the Company and such additional and related duties as may from time to time be reasonably assigned, delegated, limited or determined by the Board and/or the CEO, having regard to the Employee’s background, skills and qualifications.
Section 3Other Activities
3.1The Employee's employment hereunder shall be substantially full-time and exclusively for the benefit of the Company, except as permitted herein.
3.2The Employee agrees not to undertake, or be engaged in the performance of, any work, services or other business activity (which does not include charitable or philanthropic endeavors that do not materially interfere with the Employee's employment hereunder), directly or indirectly, for any other person, firm, company, other legal entity or governmental agency or organization, with the exception of:
(a)the Employee's employment with the Company; and
(b)any other pre-existing arrangements in effect at the date of this Agreement that have been notified to the Board and agreed (“Grandfathered Arrangements”) but provided that any such Grandfathered Arrangements shall remain subject to the Company’s policies governing such arrangements and any changes that may occur from time to time,
(c)unless it is determined by prior written approval of the Board or the CEO that such activities will not interfere with, or impede, in any significant manner the performance of Employee's duties in the Position, and further provided that:
(d)before the Employee can engage in any work, services or other business activity which involves the Employee owning or acquiring any interest in excess of five percent, directly or indirectly, in any mining or technology company or the rendering of any advice or service to another person, partnership or other legal entity or a joint venture engaged in the business of exploring for and/or mining minerals, the Employee must disclose full particulars thereof in writing to the Board and the CEO, and, within 15 days after the date of such disclosure, the Employee must receive from the Board or the CEO a decision that such activities by the Employee will not, in the opinion of the Board or the CEO, interfere or be in conflict with the Employee's performance of his/her duties to the Company hereunder. If a decision is not received from the Board or the CEO within such 15-day period, the activities will be deemed to interfere or be in conflict with the Employee's performance of his/her duties to the Company hereunder unless and until a contrary decision is received from the Board or the CEO, and

(e)before engaging in any work, services or business activity other than the kind described in sub paragraph (c) of this Section 3.2 or is a Grandfathered Arrangement, the Employee shall have disclosed same in writing to the Board; and
(f)notwithstanding the foregoing, the Employee may engage in work for an affiliate of the Company, including serving on the board of directors of any affiliate, consistent with his/her responsibilities for the Company to the extent agreed by the Board or the CEO.
3.3The Employee shall refer to the Board and the CEO any and all facts, matters and transactions that may adversely affect the Employee's relationship with the Company or the Employee's ability to perform his/her duties, or in respect of which an actual or potential conflict of interest between the Employee and the Company has arisen or may arise, and the Employee shall not proceed with any such matter or transaction until the Board's approval therefor is obtained. For purposes of clarification, this provision is not intended to limit in any way the Employee's other fiduciary obligations to the Company that may arise in law or in equity.
3.4Without limiting the generality of the foregoing, the Employee acknowledges, covenants and agrees that under no circumstances will his/her provision of services in the Position involve or include, nor will the Employee be asked by any director or officer of the Company to engage in, any activities contrary to the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act and any other similar legislation in the jurisdiction in which the Employee is employed or to whose laws the Employee may be subject.
3.5The Employee shall adhere to the Company's policies in effect from time to time.
Section 4Compensation
4.1In consideration of the performance by the Employee of his responsibilities and duties in the Position hereunder:
(a)Base Salary. The Company shall pay the Employee an annual base salary of Four Hundred Twelve Thousand and Eight Hundred Ninety Canadian Dollars (CAD$412,890) (the "Base Salary") per year. The Base Salary and all other forms of compensation payable hereunder are subject to deduction for all applicable taxes, payroll deductions and withholdings required by law and otherwise in accordance with the payroll practices of the Company for similarly situated employees of the Company.
(b)The Base Salary will be reviewed annually and, if increased or decreased, such increased or decreased amount shall be the Base Salary hereunder; provided however that the Base Salary may only be decreased by a total cumulative percentage of 15% over a one-year period as part of a general executive or company-wide reduction for cost savings or similar requirements, unless otherwise agreed by the Employee in advance and in writing.
(c)Short-Term Incentive Plan. The Employee will be eligible on an annual basis to receive a short term incentive award. The Employee’s short-term bonus target is 75% of Base Salary ("Target Bonus"). The Employee’s Target Bonus will be reviewed by the Compensation Committee of the Board on an annual basis. The actual short term bonus awarded to the Employee (the “Short Term Bonus”), if any, may be less than or greater than the Target Bonus (and may be zero), and will be determined based upon performance criteria and targets established by the Board and the Compensation Committee on an annual basis, and the achievement and/or satisfaction of such criteria and targets, as reasonably evaluated in the discretion of the Company. The payment of a Short Term Bonus and quantum of such bonus is not guaranteed in any year or part year of employment, and the payment and quantum of any Short Term Bonus in one year does not obligate the Company to provide a similar or any Short Term Bonus in any other year of employment. Any Short Term Bonus payment made to the Employee is inclusive of statutory requirements, including vacation pay.
(d)The Employee must be actively employed by the Company or on a statutory or company-approved leave of absence on the payment date for a Short Term Bonus to be entitled to payment of a Short Term Bonus in respect of that year. For the purpose of this Agreement, “actively employed” means that the Employee is employed and actively performing employment duties for the Company or is on vacation and, for certainty, the Employee is considered actively employed during any minimum period of statutory notice of termination (or pay in lieu) required under applicable employment standards legislation (but not during any other period of notice of termination or pay in lieu, including under the common law). If the Employee is on a statutory or company-approved leave of absence during, or is only actively employed by the Company for, part of the year to which a Short Term Bonus relates, any Short Term Bonus awarded to the Employee will be subject to proration based on the portion of the year the employee was actively employed.

(e)In the event the Company adopts a short-term incentive plan, the Employee’s entitlements to a short-term incentive award will be governed by such plan.
(f)Long-Term Incentive Plan. The Employee will be eligible to participate in the Company’s long-term incentive plan in accordance with the terms of such plan, as amended from time to time (the “LTIP”). The Employee’s long-term bonus target is 200% of Base Salary. The Employee’s long-term bonus target will be reviewed by the Compensation Committee of the Board on an annual basis. Any long-term incentive awards granted to the Employee will be governed by the LTIP and any applicable grant agreements governing such awards (each, a “Grant Agreement”).
(g)Benefits. The Employee will be eligible to participate in employee benefit plans (including health, medical, dental, and other insurance benefits) from time to time in effect for similarly situated employees of the Company. The Employee's participation will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, in each case, as amended from time to time. Employee’s health and medical benefits coverage shall begin on the effective date of this Agreement. The Employee acknowledges that the Company may amend or terminate any employee benefit plans from time, provided that the benefits provided to the Employee following any such amendment or termination will be substantially similar in the aggregate to those provided to the Employee prior to such amendment or termination.
Section 5Expenses
The Company will reimburse the Employee for any and all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of his/her duties under this Agreement, including reasonable travel and lodging expenses associated with travel to Phoenix, Arizona and/or any other company project sites in the performance of the Employee’s duties, in accordance with the policies of the Company in effect from time to time. The Employee will furnish the Company with an itemized account of his/her expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may reasonably be required by the Company.
Section 6Vacation
6.1The Employee will be entitled to accrue with service paid vacation of twenty-five (25) days (5 weeks) within each calendar year period. This vacation must be taken at such times that do not adversely compromise the Employee's performance of his/her duties under this Agreement.
6.2Vacation must be taken in the year in respect of which it is earned; provided, however, that subject to appliable employment standards legislation, the Employee may carry forward a maximum of ten (10) days' (2 weeks’) paid vacation from one entitlement year to the next. Any such vacation carried forward must be taken by 30 June of the subsequent year, after which it will be forfeited unless otherwise required under applicable employment standards legislation. Unused vacation that is not carried forward pursuant to this section, to the extent in excess of the Employee’s entitlements under applicable employment standards legislation, will be forfeited.
6.3All other responsibilities and rights (if any) of the Employee relating to accrual of vacation benefits, requesting and using vacation benefits, and receipt of payment for accrued, unused vacation benefits upon separation from employment shall be governed by the terms and conditions of the Company's applicable policies, practices, and procedures, subject to applicable employment standards legislation.
Section 7Indemnity
The Company shall defend, indemnify and hold harmless the Employee from any and all claims, damages, losses or costs to the extent provided by applicable law and the Company's organizational and similar documents, including but not limited to, those relating to loss or damage to property, or injury to, or death of any person or persons arising from or out of the Employee's performance of his/her obligations under this Agreement.
Section 8Consent to Use Personal Information
8.1The Employee acknowledges and agrees that the Company has the right to collect, use and disclose the terms and conditions of his/her employment and any other identifying personal information required to be disclosed for reporting or business purposes or otherwise by law, including:
(a)ensuring that he/she is paid for his/her services to the Company;
(b)administering any benefits to which he/she is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, and/or annual bonuses and long-term incentive securities. This shall include the disclosure of his/her personal information to any insurance company and/or broker or to any entity that manages or administers the Company's benefits on behalf of the Company, subject to applicable laws;
(c)compliance with any regulatory reporting and withholding requirements relating to his/her employment; and
(d)in the event of a sale or transfer of all or part of the shares or assets of the Company, disclosing to any potential acquiring organization solely for the purposes of determining the value of the Company and its assets and liabilities and to evaluate the Employee's position in the Company. If the Employee's information is disclosed to any potential acquiring organization, the Company will require the potential acquiring organization to agree to use the information solely for the purpose of evaluating the Company and to protect the privacy of Employee's information in a manner that is consistent with any policy of the Company dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.
Section 9Termination
9.1This Agreement and the Employee's employment may be terminated as follows:
(a)By Employee on Voluntary Resignation: Upon receipt by the Company of the Employee's resignation, in writing, which shall be provided not less than three (3) months prior to the effective date of resignation. Employee agrees to faithfully perform and discharge all of his/her duties and responsibilities under this Agreement throughout the notice period until the effective date of his/her employment termination. At any time after receiving notice of Employee's resignation, the Company shall have the sole option to relieve Employee of his/her duties and/or to restrict Employee from accessing Company facilities or systems, communicating with Company employees or third parties about work related matters, attending work-related events, or otherwise conducting business on Company's behalf (and the Employee acknowledges that if the Company exercises its rights in this regard, it will not constitute termination of the Employee’s employment or constructive dismissal). In all cases, the Employee will continue to be an employee throughout the notice period until the effective date of termination and will receive from the Company all compensation owing under this Agreement through the effective date of resignation. The Employee’s entitlements with respect to any outstanding awards under the LTIP shall be determined in accordance with the LTIP and applicable Grant Agreements.
(b)On Death or Disability of Employee: Automatically on the death of the Employee or upon termination of this Agreement due to frustration of contract by reason of Disability. The Company shall have the right to terminate this Agreement due to frustration of contract by reason of "Disability" if Employee is unable to perform the essential functions of Employee's Position, taking into account accommodation by the Company as applicable, for an aggregate of three hundred and sixty-five (365) days in any continuous two (2) year period, by reason of any mental or physical illness, condition, impairment or incapacity. In these circumstances, the Employee (or his/her estate) shall be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under statute, this Agreement and common law:
(i)any Base Salary owing to the date of termination, reimbursements that are due and owing to the Employee in respect of expenses properly incurred prior to the date of termination; and unused vacation pay earned or accrued to the date of termination (collectively, the “Accrued Obligations”);
(ii)notwithstanding Section 4.1(d) payment of a Short Term Bonus for the year in which the termination date occurs, calculated in accordance with Section 4.1(c) )), prorated for the Employee’s period of active employment in that year and payable at the same time Short Term Bonuses are paid to other employees of the Company;
(iii)treatment of any outstanding awards under the LTIP in accordance with the LTIP and applicable Grant Agreements.
(c)By the Company without Cause: By the Company at any time, and for any reason whatsoever upon providing the Employee with (i) three (3) months’ advance written notice of termination or pay in lieu thereof (or some combination thereof), in the Company’s sole discretion (as set out in paragraphs 9.1(d) and 9.1(e) below) and (ii) the additional payments and benefits set out in paragraph 9.1(d) and 9.1(e) below:
(d)For any period of advance written notice of termination provided by the Company pursuant to Section 9.1(c) , the Employee agrees to faithfully perform and discharge all of his/her duties and responsibilities under this Agreement throughout the notice period until the effective date of his/her employment termination. Notwithstanding the foregoing, the Company shall have the sole option to, at any time after delivering advance notice of termination, relieve Employee of his/her duties and/or to restrict Employee from accessing Company facilities or systems, communicating with Company employees or third parties about work-related matters, attending work-related events, or otherwise conducting business on Company's behalf. In such case, the Employee will continue to be an employee throughout the notice period until the effective date of termination and shall be entitled to all compensation owing under this Agreement (including continuation of any Employee benefit plans) until the effective termination date.
(e)For any period of pay in lieu of notice provided by the Company pursuant to Section 9.1(c), the Employee’s entitlement to pay in lieu of notice shall be calculated at the Employee’s then-current Base Salary rate, subject to any greater entitlements under applicable employment standards legislation. To the extent required under applicable employment standards legislation, all of the Employee’s benefit plans will be continued for the minimum period so required.
(f)In addition to the foregoing, following the Employee’s effective termination date, the Employee will receive the following, as full and sole compensation in discharge of the Company's obligations to the Employee under statute, this Agreement and common law:
(i)the Accrued Obligations together with any obligations accrued and then owing under the Company's employee benefit plans;
(ii)a lump sum cash payment, less applicable withholdings, equal to 1.5 times Employee's annual Base Salary at the rate in effect as at the termination date and 1.5 times the Target Bonus for the year in which termination of employment occurs, which the Parties agree shall fully satisfy any Short Term Bonus entitlements or obligations pursuant to Section 4.1(c) hereof, payable on the forty-fifth (45th) day, or next succeeding business day if the 45th day is not a business day, following Employee's separation from service (provided, however, that any statutory entitlements will be paid to the Employee in accordance with applicable employment standards legislation);
(iii)treatment of any outstanding awards under the LTIP in accordance with the LTIP and applicable Grant Agreements.
The payments and benefits provided in paragraph 9.1(f)(ii), to the extent in excess of the Employee’s entitlements under applicable employment standards legislation, are contingent upon the Employee's execution of a full and final release in favour of the Company. For certainty, in no case shall the Employee’s entitlements on termination without cause be less than the Employee’s entitlements under applicable employment standards legislation (and if the Employee’s statutory entitlements exceed the payments and benefits set out herein, the Company will provide the Employee with such statutory entitlements in substitution for the Employee’s entitlements herein).
(g)For greater certainty, Sections 9.1(c)-(f) shall not apply to a termination without cause following a Change in Control under the circumstances provided for in Section 9.2 (a).
(h)By the Company with Cause: The Company may terminate this Agreement, and Employee's employment hereunder, for Cause immediately upon written notice to Employee. In these circumstances, the Employee will be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under statue, this Agreement and common law, the Accrued Obligations together with any rights under the Company's employee benefit plans, including equity or equity-based compensation plans, which will be governed solely by the terms of such plans and, if and only to the extent applicable, any other minimum standards payments and benefits to which the Employee may be entitled under applicable employment standards legislation.
(i)For purposes of this Agreement, "Cause" shall be deemed to exist if any of the following circumstances exist, as determined by the Board, regardless of the timing of the precipitating events:
(i)Employee's willful failure to substantially perform his/her or his/her duties and responsibilities to the Company;
(ii)Employee's violation of a Company policy, after receiving thirty (30) days written notice from the Company of the precise policy and the Employee's conduct alleged to violate the policy, and Employee has failed to cure the violation within the 30-day notice period (provided, however, that no advance notice shall be required if the violation is of such a serious nature and degree so as to be incompatible with continued employment);

(iii)Employee's commission of any act of fraud, embezzlement, misappropriation, breach of fiduciary duty or duty of loyalty, dishonesty or any other intentional act of misconduct that has caused or is reasonably expected to result in material injury to the Company;
(iv)Employee has been convicted of or pled guilty or nolo contendere to a crime that constitutes a felony (or local law equivalent) or an indictable or hybrid offence or any crime or offence involving moral turpitude, if such crime or offence is (A) work-related, (B) impairs Employee's ability to perform services for the Company, or (C) results in reputational or financial harm to the Company;
(v)the unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company, or any other party to whom Employee owes an obligation of nondisclosure as a result of his/her employment with the Company;
(vi)Employee's breach of any of his/her material obligations under any written agreement or covenant with the Company; or
(vii)the Employee has committed any act which results in either loss or damage to the Company or prejudice to its business standing or reputation, including any social media post or public comment made on the Internet or otherwise, or through the making of any disparaging comment or remark in any public forum or setting, provided, nothing herein prohibits Employee from making truthful statements protected by any applicable law.
(j)Notwithstanding the foregoing, upon termination for Cause the Employee's rights and entitlements with respect to any outstanding award under the LTIP shall be governed in accordance with the terms of the LTIP and applicable Grant Agreements.
9.2Upon a Change in Control.
(a)If a Change in Control occurs and, at any time during the twelve (12) month period following such Change in Control, either (i) there occurs a termination of the Employee's employment by the Company, other than for Cause, or (ii) the Employee resigns employment for Good Reason the Employee shall be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under statue, this Agreement and common law:
(i)the Accrued Obligations together with any rights under the Company's employee benefit plans;
(ii)a lump sum cash payment, less applicable withholdings, equal to: eighteen (18) months of Employee's annual Base Salary (at the rate in effect as at the termination date or, if the Employee’s Base Salary was materially reduced following the Change in Control, at the rate in effect immediately prior to the Change in Control); plus one (1) additional month of Base Salary for each full year of service after the third (3rd) full year of service (running from the Continuous Service Date) up a maximum of twenty-four (24) months’ annual Base Salary; together with 150% of the Target Bonus for the year in which termination of employment occurs, which the Parties agree shall fully satisfy any Short Term Bonus entitlements or obligations pursuant to Section 4.1(c) hereof, payable on the forty-fifth (45th) day, or next succeeding business day if the 45th day is not a business day, following Employee's separation from service (provided, however, that any statutory entitlements will be paid to the Employee in accordance with applicable employment standards legislation);
(iii)continuation of any employee benefit plans for the minimum period (if any) required under applicable employment standards legislation; and
(iv)treatment of any outstanding awards under the LTIP in accordance with the LTIP and applicable Grant Agreements.
(b)The payments and benefits provided in paragraph 9.2(a)(ii), to the extent in excess of the Employee’s entitlements (if any) under applicable employment standards legislation, are contingent upon the Employee's execution of a full and final release in favour of the Company. For certainty, in no case shall the Employee’s entitlements on termination following a Change in Control be less than the Employee’s entitlements under applicable employment standards legislation (and if the Employee’s statutory entitlements exceed the payments and benefits set out herein, the Company will provide the Employee with such statutory entitlements in substitution for the Employee’s entitlements herein).

(c)For purposes of this Section 10.2, "Good Reason" means any of the following events, unless the Employee gives his/her express written consent thereto:
(i)a material adverse change in the Employee's Position as in effect immediately prior to a Change in Control. Such material adverse change shall mean a material diminution in the Employee's duties or authority or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such Position. Notwithstanding the foregoing, Good Reason shall not be deemed to occur upon a change in the Employee's duties or responsibilities that is solely a result of the Company no longer being publicly traded;
(ii)a material reduction by the Company in the Employee's annual Base Salary as in effect immediately prior to a Change in Control;
(iii)a material failure by the Company to continue in effect any employee benefit program in which the Employee is participating at the time of a Change in Control other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change in Control or replacement of such benefit program with a comparable program, or the taking of any action, or the failure to act, by the Company which would materially and adversely affect the Employee's continued participation in any such employee benefit program on at least as favorable a basis to the Employee as on the date of a Change in Control;
(iv)the Company requiring the Employee to be based in a location more than 50 miles from where the Employee is based at the time of a Change in Control and except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations in the ordinary course of business immediately prior to the Change in Control;
(v)the Company repudiating or breaching any of its material obligations under this Agreement; or
(vi)the Company requiring the Employee to report to a person of lesser authority or standing than that set forth in Section 1.1; provided that a general change in overall reporting structure bona fide entered into by the Company in the interests of improved management of its business and not limited to the individual Employee, shall not be a change in reporting responsibilities as contemplated by this clause.
(d)Notwithstanding the foregoing, to constitute Good Reason hereunder, the Employee must give notice to the Company within 30 days following the Employee's knowledge of an event constituting Good Reason describing the alleged failure or action by the Company in respect of the events set out in clauses (i) to (vi) directly above and advising the Company of the Employee's intention to terminate the Employee's employment for Good Reason. If the Employee fails to provide such notice within 30 days, such event shall not constitute Good Reason under this Agreement. Following receipt of such notice from the Employee, the Company shall then have 30 days to take any required corrective action to rectify or rescind such event (and if such event is so rectified or rescinded, such event shall not constitute Good Reason) and to notify the Employee in writing that it has completed such rectification or rescindment, or to notify the Employee that it denies the occurrence of such event.
(e)A notice of resignation for Good Reason in accordance with the foregoing will be deemed to have occurred within the twelve (12) month period following a Change in Control provided the Employee gives the required notice to the Company prior to the end of such twelve (12) month period.
(f)The payments provided for in paragraph (a) under this Section 9.2 shall be inclusive of the Employee's entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this Agreement, except for the payment of any reasonable expenses due and owing pursuant to Section 5.
(g)For the purposes of this Agreement, "Change in Control" means any of the following events occurring after the date hereof:
(i)a transaction or series of transactions whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided however that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries, (iii) any acquisition which complies with Sections 9.2(f)(iii)(I), 9.2(f)(iii)(II) and 9.2(f)(iii)(III) or (iv) of this Agreement; in respect of an Award (as defined in the LTIP) held by a particular Holder (as defined in the LTIP), any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(ii)the Incumbent Directors, as defined in the LTIP, or successor plan, cease for any reason to constitute a majority of the Board;
(iii)the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (a) a merger, consolidation, reorganization, or business combination, (b) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (c) the acquisition of assets or stock of another entity, in each case other than a transaction:
(I)which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and
(II)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided however that no person or group shall be treated for purposes of this Section as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
(III)after which at least a majority of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
(iv)the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.
9.3The Employee agrees that the notice, pay in lieu of notice (or a combination thereof), together with the payments and benefits set out in this Agreement, including as set out in Sections 9.1(c) or 9.2 shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have, whether pursuant to statute, common law or otherwise, against the Company and any of its directors, officers, employees, representatives, successors and assigns, arising out of the Employee's hiring, employment and the termination of the Employee's employment or this Agreement and the Employee expressly waives any and all entitlement to reasonable notice or pay in lieu thereof pursuant to common law.
9.4If this Agreement is terminated by either party while the Employee is on site at any work location other than where the Employee is otherwise based, regardless of the circumstances or the reason for termination, the Company will reimburse the Employee for his/her return flight home and any change fees that are incurred by the Employee.
Section 10Directorships and Other Offices
10.1The Company may from time to time in its discretion require the Employee to be nominated and appointed as a director or other officer or manager of the Company or of any of its subsidiary companies, and the Employee agrees to comply with each such request.
10.2If the Employee is a director or other officer or manager of the Company or of any of its subsidiary companies, the Company is not obliged to ensure that the Employee remains a director or other officer or manager of the Company or any subsidiary. The removal of the Employee as a director of the Company by reason of election by the Company's shareholders, or removal of the Employee as a director of a subsidiary, or removal from that other office or management position will not amount to a breach of this Agreement or constitute Good Reason or constitute grounds for termination with Cause.

10.3If the Employee is at any time not a director of the Company or of any of its subsidiary companies, then the Employee shall not be entitled to and shall not hold himself/herself out as a director and the removal of the term "Director" from the Employee's job title will not constitute a breach by the Company of this Agreement.
10.4Upon the termination of the Employee's employment by the Company for any reason (unless the Company in writing requires the Employee not to do so) the Employee hereby agrees to resign from and vacate each and every office as director of the Company or of any of its subsidiary companies and every other office or management position which he/she may hold in the Company or a subsidiary company to which he/she may have been appointed or elected, and for purposes hereof the Employee hereby irrevocably and unconditionally appoints any director of the Company or the company secretary of the Company as his/her agent or attorney to effect each such resignation.
10.5Notwithstanding the provisions of Section 10.4, the Company may request the Employee to retain his/her office as a director of the Company or a subsidiary notwithstanding the termination of his/her employment, in which case the Employee shall become a non-executive director of the Company or of its subsidiary companies and shall be entitled to receive compensation as a non-employee director of the Company or such subsidiary.
10.6The Employee hereby indemnifies the Company (and their respective officers, managers and employees) in respect of any claims, losses, costs or expenses whatsoever (including indirect and consequential damages) which may be suffered or incurred by any of them arising out of or in connection with the Employee refusing for any reason whatsoever to resign from and/or vacate any office as a director or other position contemplated in Section 10.4 for purposes of having to have the Employee removed as a director of the Company or a subsidiary company.
Section 11Confidential Information
11.1The Employee agrees to keep the affairs and Confidential Information (as defined below) of the Company strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his/her employment by the Company except as authorized in writing by the Board. "Confidential Information" includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company and which is not in the public domain or publicly available: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications; any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; any information relating to any mineral projects in which the Company has an actual or potential interest; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. The Employee agrees not to use such information, directly or indirectly, for his/her own interests, or any interests other than those of the Company, whether or not those interests conflict with the interests of the Company, during or after her employment by the Company. The Employee expressly acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Employee expressly agrees not to divulge any of the foregoing information to any person, partnership, company or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The provisions of Section 11 shall survive the termination of this Agreement.
11.2The Employee agrees that all documents of any nature pertaining to the activities of the Company, including Confidential Information, in the Employee's possession now or at any time during the Employee's period of employment, are and shall be the property of the Company and that all such documents and copies of them shall be surrendered to the Company when requested by the Company. The Employee shall be permitted to retain information that pertains to himself/herself including his/her contacts.
Section 12Non-Solicitation
12.1The Employee covenants and agrees that during his/her employment and for a period of twelve (12) months following the date of termination of his/her employment, however caused, the Employee will not on his/her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee or officer of the Company, whether or not such person would commit any breach of their contract of employment by reason of leaving their service.
12.2Employee agrees that the restrictions, including the duration, scope and geographic area for each, established under the covenants contained in this Section 12 are fair, reasonable and necessary in order to protect the legitimate interests of the Company, that Employee is receiving adequate consideration under this Agreement for such obligations, and that such obligations will not prevent the Employee from earning a livelihood during the time periods covered by the restrictive covenants.

12.3In the event Employee has violated any of the covenants contained in this Section 12, the time period covered by the restrictive covenant shall be tolled during the period in which the violation was occurring.
12.4The Employee agrees that a breach by him/her of any of the covenants contained in this Section 12 would result in the Company suffering damages which could not adequately be compensated by monetary award. Accordingly, the Employee agrees that in the event of any such breach or threatened breach, in addition to all other remedies available at law or in equity, the Company will be entitled as a matter of right to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.
12.5The Employee further agrees that a breach by him/her of any of the covenants contained in this Section 12 constitutes Cause to terminate the Employee's employment.
Section 13Representations and Warranties
The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound.
Section 14Minimum Employment Standards
If applicable employment standards legislation provides the Employee with superior entitlements than those provided for in this Agreement, including on the termination of the Employee’s employment, the Company will provide the Employee with the Employee’s statutory entitlements in substitution for the Employee’s rights under this Agreement.
Section 15Governing Law
This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without reference to principles of conflicts of laws. Any action or proceeding brought by a party arising out of or in connection with this Agreement shall be brought solely in a court of competent jurisdiction located in British Columbia. To the extent permitted by law, the parties agree not to contest such exclusive jurisdiction or seek the transfer of any action relating to such dispute to any other jurisdiction. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in British Columbia.
Section 16Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the Parties hereto with respect to the subject matter hereof, including the Prior Agreement. The Employee acknowledges and agrees that there are no outstanding rights, payments or entitlements owing to the Employee under the Prior Agreement and the Executive releases any claims or demands in respect of such rights, payments or entitlements, as of the effective date of this Agreement.
Section 17Amendments
No amendment to or variation of the terms of this Agreement will be effective or binding upon the Parties hereto unless made in writing and signed by both Parties hereto.
Section 18Assignment
This Agreement is not assignable by the Employee. This Agreement is assignable by the Company to any other company that controls, is controlled by, or is under common control with the Company. This Agreement shall enure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his heirs, executors and administrators.

Section 19Survival
Any provision of this Agreement which expressly states that it is to continue in effect after termination of this Agreement or the Employee's employment, or which by its nature would survive the termination of this Agreement or the Employee's employment, shall do so, regardless of the manner or cause of termination.
Section 20Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 21Headings
The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.
Section 22Time of Essence
Time shall be of the essence in all respects of this Agreement.
Section 23Notice
23.1Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:
(a)in the case of the Company:
Ivanhoe Electric Inc.
450 E. Rio Salado Parkway
Suite 130Tempe, AZ 85281
Attention: Human Resources
Email: humanresources@ivanhoeelectric.com

(b)in the case of the Employee, at the address set forth on the first page hereof.
23.2Any notice hand-delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice delivered by registered mail shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms by e-mail or telephone call that the notice has been received. Notwithstanding the above, no notice will be deemed to have been given to the Employee while on site or traveling to and from a site unless such notice is hand-delivered to the Employee, or the Employee confirms that he/she has received delivery of the notice by another method.
Section 24Independent Legal Advice
The Employee agrees that he/she has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.
Section 25Counterparts
This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.

Signature page to follow.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IVANHOE ELECTRIC INC.

_/s/ Taylor Melvin_________________________
Authorized Signatory

SIGNED by the Employee in the presence of:

_/s/ Glen Kuntz____________________________
Glen Kuntz

_/s/ Sherry Kudlacek________________________     Sherry Kudlacek_______________________
Witness    Witness Name